As filed with the Securities and Exchange Commission on May 24, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TrustCo Bank Corp NY
(Exact name of registrant as specified in its charter)

New York	14-1630287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Sarnowski Drive, Glenview, New York	12302
(Address of Principal Executive Offices)	(Zip Code)

TRUSTCO BANK CORP NY
AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
(Full title of the plan)

MICHAEL M. OZIMEK
Executive Vice President and Chief Financial Officer
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenview, New York 12302
(518) 377-3311
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Timothy W. Gregg
Maynard Nexsen PC
1901 Sixth Avenue North
Suite 1700
Birmingham, Alabama 35203
(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,”  “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement is being filed in order to register an additional 300,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of TrustCo Bank Corp NY (the “Company”), which are issuable pursuant to the TrustCo Bank Corp NY 2019 Amended and Restated Equity Incentive Plan (the “Plan”).  In accordance with General Instruction E to Form S-8, the information contained in the Company’s Registration Statement on Form S-8 (No. 333-233122) filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2019 relating to the Plan is incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act.  Such documents are not required to be, and are not, filed with the Commission either as part of this Form S-8 Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting Michael Hall, Corporate Secretary, at 5 Sarnowski Drive, Glenville, New York 12302.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Information contained in the following documents of the Company previously filed with the Commission is incorporated herein by reference:

◾	The Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), filed with the Commission on March 1, 2023;

◾
The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 3, 2023, to the extent incorporated by reference in the Company’s 2022 Annual Report, as supplemented by the additional definitive proxy soliciting material filed with the Commission on April 26, 2023 and April 27, 2023;

◾	The Company’s Quarterly Report on Form 10‑Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 9, 2023;

◾	The Company’s Current Reports on Form 8-K filed with the Commission on January 10, 2023, February 22, 2023, March 17, 2023, April 11, 2023, April 27, 2023, May 16, 2023, and May 22, 2023; and

◾
The Description of Capital Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed as Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 25, 2022, including any amendment or report filed for the purpose of updating such description.

The Company is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

Additionally, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent that the Business Corporation Law of the State of New York, as it may be amended (the “NYBCL”), permits the elimination or a limitation of the liabilities of directors, no director of the Company shall be liable to the Company, or its shareholders for any breach of duty in such capacity.

Pursuant to Section 13.1(a) of the Company’s Bylaws, the Company has agreed to indemnify to the fullest extent provided for or permitted by law each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual, threatened, pending or completed proceeding, whether civil, at law, in equity, criminal, administrative investigative or otherwise, or whether formal or informal, and including an action by or in the right of the Company or any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether profit or non-profit (an “Enterprise”) and including appeals therein (any such process, a “Proceeding”), by reason of the fact that such person (i) is or was a director or officer of the Company, or (ii) while serving as a director or officer of the Company, is or was serving, at the request of the Company, as director, officer or in any other capacity, any other Enterprise, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, or any appeal therein, subject to certain exceptions. Specifically, pursuant to Section 13.1(b) of the Company’s Bylaws, no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that (i) such person’s acts were committed in bad faith; (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; (iii) that such person gained in fact in a financial profit or other advantage to which such person was not legally entitled; or (iv) in the event of criminal charges, that the person had reason to believe that such conduct was unlawful.  In addition, no indemnification may be made with respect to any Proceeding initiated by any such person against the Company, or a director or officer of the Company, other than to enforce their right to indemnification, unless such Proceeding was authorized by the board of directors.  Further, no indemnification may be made with respect to any settlement or compromise of any Proceeding unless and until the Company has consented to such settlement or compromise, which consent may not be unreasonably withheld. Moreover, pursuant to Section 13.4 of the Company’s Bylaws,  except as otherwise permitted by 12 U.S.C. Section 1828(k) (or any successor provision thereto) and the regulations promulgated thereunder, the Company may not indemnify directors, officers or employees against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Company.

Section 13.1(c) of the Company’s Bylaws provides that a person who has been successful, on the merits or otherwise, in the defense of a Proceeding shall be entitled to indemnification under the Company’s Bylaws. Except as provided in the preceding sentence and unless ordered by a court, indemnification shall be made by the Company if, and only if, authorized in the specific case: (i) by the board of directors acting by a quorum consisting of directors who are not parties to such Proceeding upon a finding that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b) of the Company’s Bylaws (set forth above), or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b), or (B) by the shareholders upon a finding that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b).

Section 13.1(d) of the Company’s Bylaws provides that persons covered under Section 13.1(a) of the Company’s Bylaws shall be entitled to indemnification for any part of any Proceeding for which it is found that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b) of the Company’s Bylaws. In making any determination regarding any person’s entitlement to indemnification, each charge, claim, or issue shall be reviewed individually under Section 13.1(c) of the Bylaws (as described above).

Section 13.1(e) of the Company’s Bylaws sets forth details regarding the Company’s participation in or assumption of a defense of any Proceeding and Section 13.1(f) of the Company’s Bylaws provides that, in making any determination regarding any person’s entitlement to indemnification hereunder, it shall be presumed that such person is entitled to indemnification, and the Company shall have the burden of proving the contrary.

Section 13.2 of the Company’s Bylaws sets forth details regarding Company’s advancement or reimbursement of expenses to directors and officers defending any Proceeding in advance of the final disposition of such Proceeding.

Section 13.3 of the Company’s Bylaws provides, among other items, that the rights to indemnification and advancement of expenses granted by or pursuant to Article 13 of the Bylaws: (i) shall not limit or exclude, but may be in addition to, any other rights which may be granted by or pursuant to any statute, corporation charter, bylaw, resolution of shareholders or directors or agreement; (ii) shall be deemed to constitute contractual obligations of the Company to any director or officer who serves in a capacity referred to in Section 13.1 at any time during which Article 13 is in effect; (iii) shall continue to exist after the repeal or modification of this Article 13 with respect to events occurring prior thereto; and (iv) shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person.

Section 13.5 of the Company’s Bylaws provides that the Company may, with the approval of the board of directors, enter into an agreement with any person who is, or is about to become, a director, officer, employee or agent of the Company, or who is serving, or is about to serve, at the request of the Company, as a director, officer or in any other capacity, any other Enterprise; which agreement may provide for indemnification of such person and advancement of expenses to such person upon terms, and the extent, not prohibited by law.  The failure to enter into any such agreement may not affect or limit the rights of any such person to indemnification under Article 13 of the Bylaws.

Sections 721-725 of the New York Business Corporation Law (“NYBCL”) provide for or permit the indemnification of directors and officers of the Company under certain circumstances. Specifically, Section 721 of the NYBCL provides that indemnification pursuant to, or provided by, such article of the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the entity’s certificate of incorporation or bylaws or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Section 722(b) of the NYBCL provides that the termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the NYBCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the NYBCL).

Section 724 of the NYBCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL.

Section 725 of the NYBCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726(a) of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of financial services, for a retention amount and for co-insurance. Section 13.6 of the Company’s Bylaws authorizes the Company to purchase and maintain insurance (i) to indemnify itself against any obligation it incurs as a result of indemnification of any person, as authorized herein, and (ii) to, subject to certain exceptions, indemnify any person who is a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Enterprise against any liability asserted against such person and incurred by such person in such capacity or arising out of such status. The Company currently maintains an insurance policy with appropriate limits to insure the directors and officers of the Company, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

In addition, Section 402(b) of the NYBCL provides that a corporation may include a provision in its certificate of incorporation eliminating or limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving bad faith, intentional misconduct, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases.

Item 8.	Exhibits
The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit No. Exhibit Description	Exhibit Description
3.1
Amended and Restated Certificate of Incorporation of TrustCo Bank Corp NY, as amended incorporated by reference to Exhibit 3.1 to TrustCo Bank Corp NY’s Quarterly Report on Form 10-Q, filed August 5, 2021.

3.2	Amended and Restated Bylaws of TrustCo Bank Corp NY, dated May 23, 2019, incorporated by reference to Exhibit 3.2 to TrustCo Bank Corp NY’s Quarterly Report on Form 10-Q, filed August 8, 2019.

4.1	TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan, incorporated by reference to the additional definitive proxy soliciting materials filed with the Commission on April 26, 2023

5.1*	Opinion of Maynard Nexsen PC, counsel to the Company.

15.1*	Crowe LLP Letter regarding Unaudited Interim Financial Information.

23.1*	Consent of Crowe LLP, independent registered public accounting firm.

23.2*	Consent of Maynard Nexsen PC (contained in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney

107*	Filing Fee Table

* Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on May 24, 2023.

TRUSTCO BANK CORP NY
By	/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown on May 24, 2023.

Name	Title/Position
/s/ Robert J. McCormick	Chairman, President and Chief
Robert J. McCormick	Executive Officer (Principal Executive Officer)

/s/ Michael M. Ozimek	Executive Vice President and Chief Financial Officer
Michael M. Ozimek	(Principal Financial and Accounting Officer)

*
Dennis A. DeGennaro	Director

*
Brian C. Flynn	Director

*
Lisa M. Lucarelli	Director

*
Thomas O. Maggs	Director

*
Dr. Anthony J. Marinello	Director

*
Curtis N. Powell	Director

*
Kimberly A. Russell	Director

*
Frank B. Silverman	Director

* By:	/s/ Michael M. Ozimek
Attorney-in-Fact